Filed Pursuant to Rule 424(b)(3)
Registration No. 333-118134
Prospectus Supplement to Prospectus dated October 6, 2004
Citizens, Inc.
Class A Common Stock, No Par Value
Up to 7,073,060 Shares
This prospectus supplement updates the prospectus dated October 6, 2004 relating to the offer for sale of up to an aggregate of 7,073,060 shares of Class A common stock of Citizens, Inc. by the selling stockholders identified in the prospectus and this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.
We are providing this prospectus supplement to update the table in the prospectus under the caption “Selling Stockholders” to reflect a capital call exercise by Capital Ventures International. The other information contained under the caption “Selling Stockholders” is not being updated. The amounts set forth below are based upon information provided to us by the selling stockholder (or their representatives), or on our records, and are accurate to the best of our knowledge. Unless we indicate otherwise, the information in this prospectus supplement is as of December 18, 2008.

Number of Shares
Of Class A Common
	Stock	Number of Shares	Number of Shares of Class A Common
	Beneficially	of Class A Common	Stock to be Beneficially Owned
	Owned as of	Stock	After Offering (1)
Name of Selling Stockholder	12/18/08	Being Offered	Number	Percentage (2)
Capital Ventures International (3)	1,316,244	1,316,244	0	*

*	Less than 1%.
(1)
We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by the prospectus or this prospectus supplement. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus or this prospectus supplement will be held by the selling stockholders.

(2)
For each selling stockholder, this number represents the percentage of Class A common stock to be owned by such selling stockholder after completion of the offering, based on the number of shares of Class A common stock outstanding as of December 17, 2008 (43,824,117 shares).

(3)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

This prospectus supplement is not complete without the prospectus dated October 6, 2004, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 18, 2008.